Exhibit 1.2

March 23, 2009

Pharmathene
One Park Place, Suite 450

Annapolis, Md. 21401

Attention:  David P. Wright, President & CEO

Dear David:

This letter agreement (this “Agreement”) confirms our understanding that PharmAthene, Inc. (the “Company”), has retained Caris & Co. (the “Placement Agent”) to act as the Company’s agent, on a non-exclusive basis (to serve as a co-manager with Rodman & Renshaw, LLC (“Rodman”) as lead manager) in connection with the proposed public placement (the “Transaction”) of registered securities (the “Securities”) of the Company, consisting of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).  The terms of such Transaction and the Securities shall be mutually agreed upon by the Company and the purchasers (each a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes an agreement of the parties that the Placement Agent would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Transaction.  The Placement Agent’s engagement hereunder will be for the period of 30 days, unless extended by the parties.  The engagement may be terminated by either the Company or the Placement Agent at any time upon 10 days’ written notice.

As Placement Agent under this Agreement, Placement Agent will use its best efforts to complete the Transaction as soon as practicable.  The Placement Agent will contact potential investors, assist in the negotiation and the structuring of the Transaction, assist in the preparation of a prospectus supplement or other appropriate materials and provide related services to facilitate the successful completion of the Transaction.  The Company expressly acknowledges and agrees that the Placement Agent’s obligations hereunder are on a best efforts basis only and that the execution of this Agreement neither constitutes a commitment by the Placement Agent to purchase the Securities nor ensures the successful placement of the Securities or any portion thereof.

The Transaction will be a registered direct public financing in accordance with the applicable laws of the United States and pursuant to the following procedures and terms and conditions:

1.               The Company will:

(a)                                  Use its best efforts to cause the outside counsel to the Company to issue and deliver such counsel’s written opinion, addressed to the Placement Agent and the Purchasers dated as of the date of the consummation of the sale of the Securities (the “Closing Date”), in form and substance reasonably satisfactory to the Placement Agent and a customary “negative assurances” statement from such counsel;

(b)                                 Immediately prior to the offering of the Securities, enter into a placement agency agreement with the Placement Agent in substantially the form attached to this agreement, which upon execution, will supersede this Agreement.  Upon the occurrence of such event, this Agreement shall be null and void and of no further legal consequence.  The obligation of the Placement Agent to enter into a placement agency agreement pursuant to the first sentence of this paragraph is subject to the satisfactory completion of a due diligence investigation of the Company by the Placement Agent and its agents.

2.                                       The Company shall pay to the Placement Agent a cash placement fee equal to 20% of the aggregate placement agent’s fee payable pursuant to the engagement letter between the Company and Rodman related to the Transaction (a copy of which provisions are set forth on Exhibit B hereto) . Rodman shall receive 80% of such placement agent’s fee.  Such fee shall be payable by the Company to the Placement Agent on the Closing Date.  In addition, the Company shall reimburse the Placement Agent’s reasonable actual out-of-pocket expenses (with supporting invoices/receipts) up to a maximum of $10,000.  Such reimbursement shall be payable immediately upon (but only in the event of) the Closing.

If within six months after the termination of this Agreement, the Securities are sold by the Company through a placement to investors previously identified and/or contacted by the Placement Agent in its capacity as placement agent hereunder, then the Company shall pay the Placement Agent, at the time of each such sale, an amount equal to the full fee set forth above from each such sale.  The Company’s obligation to pay such fee shall only apply to investors (i) identified by the Placement Agent in writing to the Company upon the termination of this Agreement and shall not apply to any investors contacted by Rodmanpursuant to the Company’s agreements with Rodman and (ii) if a Closing shall have occurred, such investors did not purchase any Common Stock in the Transaction.

3.                                       The Placement Agent hereby represents and warrants to the Company that it has not had and will not have any discussions with any person on the basis of which such person would be able to assert a claim for a finder’s fee or similar fee in connection with the sale by the Company of the Securities covered by this Agreement to prospects in the United States of America or overseas, other than with respect to the Placement Agent’s discussions with Rodman in connection with the Placement Agent’s role as a co-manager of the Transaction.

4.                                       The Company hereby represents and warrants to the Placement Agent that during the term of this engagement, the Company agrees that it will not offer any securities for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, other than through the Placement Agent with respect to a Transaction, provided, however, that the Company’s agreement in this paragraph 4 shall not apply to (i) the Company’s arrangements with Rodman or (ii) offers or sales of securities pursuant to options, warrants and other rights to acquire Company securities existing on the date hereof.

5.                                       The Company hereby agrees to indemnify the Placement Agent in accordance with the indemnification provisions set forth as Exhibit A hereto and to the other provisions set forth in Exhibit A hereto.

The Placement Agent will not have any obligations in connection with the proposed offering contemplated by this Agreement other than those expressly provided herein.  In no event shall the Placement Agent be obligated to purchase any Securities for its own account or for the accounts of its customers.

The Placement Agent’s engagement hereunder will be for the period of 30 days, unless extended by the parties.  The engagement may be terminated by either the Company or the Placement Agent at any time upon 10 days’ written notice, including, without limitation, if the Placement Agent, in its sole judgment, is not satisfied with the results of its due diligence investigation of the Company and its business, operations, assets, liabilities, financial condition and prospects.  Notwithstanding any such expiration or termination, the Company shall remain responsible for the reimbursement, indemnification and contribution obligations of the Company under paragraph 5 and 9 of this Agreement shall survive.  Such obligations also shall survive the offer and sale of the Securities.

6.                                       This Agreement may be terminated with respect to the Securities in the sole discretion of the Placement Agent by notice to the Company given prior to the Closing Date, in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date, the Placement Agent determines in its sole discretion (which determination shall be conclusive absent manifest error) that:

(a)                  trading in the Company’s common stock or securities generally shall have been suspended by the Securities and Exchange Commission or the NYSE Alternext US, or minimum or maximum prices shall have been established for the Common Stock or securities generally on such market;

(b)                 a banking moratorium shall have been declared by New York or United States authorities; or

(c)                  there shall have been (i) an outbreak or escalation of hostilities between the United States and any foreign power, (ii) an outbreak or escalation of any other insurrection or armed conflict involving the United States or (iii) any other calamity or crisis having an effect on the financial markets that makes it impracticable or inadvisable to proceed with the placement contemplated hereby or the delivery of the Securities as contemplated hereby.

Any such termination shall not affect the compensation, reimbursement or indemnification provisions set forth herein, all of which will remain in full force and effect.

7.                                       The Company understands and agrees that, without the Placement Agent’s prior written consent, the Placement Agent may not be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company, including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof.  Notwithstanding the foregoing, the Company may file this Agreement or the substituted placement agency agreement, as appropriate, and any other document related to the Transaction with the SEC in any filing made by the Company pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder, and may refer to the Placement Agent’s engagement hereunder and the terms of this Agreement or the substituted placement agency agreement, as appropriate, in any such filing (including any exhibit thereto).

The Company acknowledges that the Placement Agent is a full service securities firm and in the ordinary course of its business, for its own account or the accounts of its customers, holds long or short positions in securities or derivative securities (including options), which may include securities or derivative securities relating to the Company or other entities which may be involved in the engagement contemplated hereby.  Nothing in this Agreement shall be deemed to prohibit the Placement Agent from providing any services permitted by applicable law to any third party or from engaging in any lawfully permitted activity on its own behalf.

8.                                       The Company agrees that following consummation of the sale of the Securities as contemplated hereby, the Placement Agent shall have the right to place usual and customary advertisements in financial and other newspapers and journals at its own expense describing its services to the Company.

9.                                       The benefits of this Agreement shall inure to respective successors and assigns of the parties hereto and of the indemnified parties, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

10.                                 THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

11.                                 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same agreement.

If the foregoing is in accordance with your understanding of our agreement, please sign in the space provided below and return a signed copy of this letter to the Placement Agent.

Sincerely,

Caris & Co..

By:	/s/ Dr. Jeff Swarz
Dr. Jeff Swarz
Sr. Managing Director of Healthcare

Accepted by:

Pharmathene, Inc.

By:	/s/ David P. Wright
Name: David P. Wright
Title: President & CEO

EXHIBIT A

The Company shall indemnify and hold harmless the Placement Agent, together with its respective officers, directors, shareholders, employees and agents, and each person, if any, who controls the Placement Agent and any of its affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all of the foregoing are referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”), from any and all losses, suits, actions, judgments, penalties, fines, costs, damages, liabilities or claims of any kind or nature, whether joint or several, (including, without limitation, any legal or other expenses as they are incurred by an Indemnified Party in connection with the investigation of, preparation for or defense of any action, claim or proceeding, whether or not resulting in any liability) (all of the foregoing being collectively defined as the “Indemnified Claims”) to which such Indemnified Party may become subject or liable or which may be incurred by or assessed against any Indemnified Party under any statute, common law, contract or otherwise, relating to or arising out of any of:  (a) any actions or omissions of the Company or anyone acting on the Company’s behalf, including its employees, officers, advisors, directors and agents; (b) this Agreement or the services to be performed pursuant to this Agreement; (c) any securities, tax, corporate or other filings of the Company; or (d) any transactions referred to in this Agreement or any transactions arising out of the transactions contemplated by this Agreement; provided, however, that the Company shall not be liable to an Indemnified Party in any such case solely to the extent that any such Indemnified Claim is found, in a final, unappealable judgment by a court of competent jurisdiction, to have resulted [solely and exclusively and as a direct and proximate cause] from said Indemnified Party’s willful misconduct or gross negligence in the performance of its duties on behalf of the Placement Agent.  The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its securityholders or creditors related to or arising out of the appointment of the Placement Agent pursuant to, or the performance of the Placement Agent of the services contemplated by, this Agreement, except to the extent any loss, claim, damage or liability resulted primarily from said Indemnified Party’s willful misconduct or gross negligence in the performance of its duties on behalf of the Company.

Promptly after receipt by an Indemnified Party of notice of the occurrence of an Indemnified Claim, or any claim or the commencement of any action or proceeding in respect of which indemnity may be sought against the Company, such Indemnified Party will notify the Company in writing of the commencement of such Indemnified Claim or other such claim, action or proceeding, as the case may be; provided, however, provided that if an Indemnified Party fails to provide prompt notice of such claim or proceeding the Company shall be relieved of its obligations set forth herein if and to the extent the Company.  The Company shall immediately assume the full defense of such Indemnified Claim or such other claim, action or proceeding (including the employment of counsel satisfactory to the Indemnified Party and the payment of the fees and expenses of such counsel).  Notwithstanding the preceding sentence, the Indemnified Party will be entitled to employ its own counsel in any circumstances in which the Indemnified Party is advised in a written opinion of counsel that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) a conflict of interest exists which makes representation by counsel chosen by the Company not advisable.  In any such event, the Company will pay the reasonable fees and disbursements of one such separate counsel.

If for any reason (other than as specifically provided herein) the foregoing indemnity for an Indemnified Claim is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnified Claim or such other claim, action or proceeding (i) in such proportion as is appropriate to reflect the relative benefits (or anticipated benefits) to the Company and its affiliates, on the one hand, and to the Indemnified Party, on the other hand, from the possible relevant transaction, or (ii) if such allocation in the preceding clause (i) is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its affiliates, on the one hand, the Indemnified Party, on the other hand, but also the relative fault of the Company and its affiliates, on the one hand, and the Placement Agent and the relevant Indemnified Parties, on the other hand, as well as any other relevant equitable considerations.  Notwithstanding any provisions herein to the contrary, the aggregate contribution of all of the Indemnified Parties shall not exceed the amount of fees actually received by the Placement Agent pursuant to this Agreement.

It is hereby further agreed that the relative fault of the Company on the one hand and an Indemnified Party on the other hand with respect to the transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or incorrect opinion or conclusion or the omission or alleged omission to state a material fact related to information supplied by the Company on the one hand or by the Indemnified Party on the other hand, as well as the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement, opinion, conclusion or omission.  No Indemnified Party shall have any liability to the Company or any other person in connection with the services rendered pursuant to this Agreement except for any liability for losses, claims, damages or liabilities finally judicially determined to have resulted primarily from actions taken or omitted to be taken as a direct result of such Indemnified Party’s gross negligence or willful misconduct.

The Company shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened action, suit or proceeding in respect of which an Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such action, suit or proceeding.

Accepted by:

Pharmathene, Inc.

/s/ David P. Wright
Title: President & CEO
Date: March , 2009